U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934

                           DATE OF REPORT: MAY 7, 1996

                         MEDICAL ASSET MANAGEMENT, INC.

                             A Delaware Corporation

     COMMISSION FILE NO. 0-27236                           EIN: 33--0359976

                           4447 E. Broadway, Suite 102
                               Mesa, Arizona 85206

                             Telephone: 602-830-7414

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Item 1.           N/A

ITEM 2.           N/A

Item 3.           N/A

Item 4.           N/A

Item 5.           N/A

Item 6.           N/A

Item 7.           Financial Statements and Exhibits.

                  Attached is a copy of a press release dated May 7, 1996. Financial information is not yet available.

Item 8.           N/A

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICAL ASSET MANAGEMENT, INC.

Dated:     MAY 7, 1996

By: /s/ JOHN REGAN
    --------------------------------
    John Regan, President

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                                        FOR FURTHER INFORMATION, PLEASE CALL:
                                        David B. Bachelis
                                        Vice President Public/Investor Relations
                                        Tel: 818/991-2208

FOR IMMEDIATE RELEASE

                        MEDICAL ASSET MANAGEMENT REPORTS
                       STRONG FIRST-QUARTER 1996 RESULTS


     MESA, AZ, MAY 7, 1996 -- Medical Asset Management, Inc. (NASDAQ Bulletin
Board: MAMT) reported revenues of $5.45 million in its first quarter ended March 31, 1996, a 141-percent increase over the $2.26 million reported last year. Net income was $497,000, an 81-percent gain over the $275,000 reported for the comparable quarter of 1995. Earnings per share were $.05 on 10,962,000 shares outstanding, an increase of 67 percent from $.03 on 10,268,000 shares outstanding one year ago, according to Dennis Calvert, Senior Vice President.

"Revenues are currently running at a $30-million annual rate. At the end of the first-quarter period, we had over 50 physician practices under contract as compared to 25 at the end of the first quarter of 1995. Our acquisition program is progressing on schedule as our regional networks continue to build recognition as quality healthcare providers," Calvert said.

Medical Asset Management is a physician practice management company (PPM) with regional operations currently located in Alaska, Denver, Los Angeles, Memphis, Pittsburgh, San Jose and Seattle. The Company also owns Healthcare Professional Management Inc. which has 35 years of experience and provides non-proprietary management services for over 400 MD's in 135 practices in Ohio, Pennsylvania and West Virginia.

                                (table follows)

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                         MEDICAL ASSET MANAGEMENT, INC.
                   CONDENSED STATEMENT OF INCOME (UNAUDITED)
                     FOR THE FIRST QUARTER ENDED MARCH 31,


                                                1996            1995
                                                ----            ----

    Revenues                               $ 5,450,000      $ 2,260,000

    Net income                                 497,000          275,000

    Earnings per share                     $      0.05      $      0.03
                                           -----------      -----------

    Shares outstanding                      10,962,000       10,268,000
                                           ===========      ===========

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